NEWS RELEASE
FOR IMMEDIATE RELEASE
April 29, 2019
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS SECOND QUARTER FISCAL YEAR 2019 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended March 31, 2019. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which will be filed with the Securities and Exchange Commission ("SEC") on or about May 10, 2019 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $24.6 million;

•	basic and diluted earnings per share of $0.18;

•	net interest margin of 2.33%;

•	originated $92.7 million of commercial loans;

•	annualized deposit portfolio growth of 10%; and

•	paid dividends of $11.7 million, or $0.085 per share.

During April 2019, the Bank completed the integration of the operations of Capital City Bank into the Bank's operations. The Company completed its acquisition of Capital City Bank and its parent company, Capital City Bancshares, Inc. ("CCB"), on August 31, 2018.

The acquisition of Capital City Bank, a commercial bank with $450 million in assets, allows us to advance our commercial banking strategy through enhanced commercial deposit and lending products while managing to stay under $10 billion in assets. The acquisition allows the Bank to compete for commercial banking business through a wide variety of commercial deposit services and expanded commercial lending products, as well as trust and brokerage services. A few of the potential benefits of expanding the commercial banking business include the following:

•	the ability to reinvest correspondent loan repayments into higher yielding commercial loans;

•	the ability to reduce the cost of funds by replacing Federal Home Loan Bank Topeka ("FHLB") borrowings and wholesale deposits with lower-costing commercial deposits;

•	the ability to reduce the Bank's loans-to-deposits ratio as a result of an increase in commercial deposits;

•	the ability to diversify the Bank's revenue streams and increased cross-selling opportunities by leveraging access to new products for existing customers and expanding our new customer base; and

•	the ability to increase earnings through a remix of assets, diversified revenue sources and lower cost funding.

Comparison of Operating Results for the Three Months Ended March 31, 2019 and December 31, 2018

For the quarter ended March 31, 2019, the Company recognized net income of $24.6 million, or $0.18 per share, compared to net income of $24.4 million, or $0.18 per share, for the quarter ended December 31, 2018.

Net interest income increased $296 thousand, or 0.6%, from the prior quarter to $52.6 million for the current quarter. The net interest margin increased six basis points from 2.27% for the prior quarter to 2.33% for the current quarter. The leverage strategy was in place at certain times during the prior quarter, but was not utilized during the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have increased one basis point from 2.32% for the prior quarter to 2.33% for the current quarter.

Interest and Dividend Income
The weighted average yield on total interest-earning assets for the current quarter increased eight basis points, from 3.56% for the prior quarter to 3.64% for the current quarter, while the average balance of interest-earning assets decreased $204.6 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased five basis points, from 3.59% for the prior quarter to 3.64% for the current quarter, and the average balance of interest-earning assets would have increased $23.6 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$71,657	$70,772	$885	1.3%
Mortgage-backed securities ("MBS")	6,301	6,523	(222)	(3.4)
FHLB stock	1,831	1,971	(140)	(7.1)
Investment securities	1,505	1,441	64	4.4
Cash and cash equivalents	743	1,714	(971)	(56.7)
Total interest and dividend income	$82,037	$82,421	$(384)	(0.5)

The increase in interest income on loans receivable was due to a $42.1 million increase in the average balance of the portfolio, as well as a four basis point increase in the weighted average yield on the portfolio to 3.79% for the current quarter. The increase in the weighted average yield was due primarily to the origination of loans at higher market rates and adjustable-rate loans repricing to higher market rates.

The decrease in interest income on the MBS portfolio was due to a $47.7 million decrease in the average balance of the portfolio, partially offset by a four basis point increase in the weighted average yield on the portfolio to 2.63% for the current quarter. The increase in the weighted average yield was due primarily to a decrease in net premium amortization in the current quarter, as well as adjustable-rate MBS repricing to higher market rates. Net premium amortization of $309 thousand during the current quarter decreased the weighted average yield on the portfolio by 12 basis points. During the prior quarter, $349 thousand of net premiums were amortized which decreased the weighted average yield on the portfolio by 14 basis points. As of March 31, 2019, the remaining net balance of premiums on our portfolio of MBS was $2.4 million.

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy increased $255 thousand from the prior quarter due to a $37.5 million increase in the average balance, as well as a 19 basis point increase in the weighted average yield, which was related to balances held at the Federal Reserve Bank of Kansas City (the "FRB of Kansas City"). Interest income on cash associated with the leverage strategy decreased $1.2 million from the prior quarter due to the leverage strategy not being in place during the current quarter. See additional discussion regarding the leverage strategy in the Financial Condition section below.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter increased three basis points, from 1.48% for the prior quarter to 1.51% for the current quarter, while the average balance of interest-bearing liabilities decreased $130.3 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities for the current quarter would have increased five basis points, from 1.46% for the prior quarter to 1.51% for the current quarter, and the average balance of interest-bearing liabilities would have increased $97.9 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$16,096	$15,725	$371	2.4%
FHLB borrowings	12,525	13,530	(1,005)	(7.4)
Other borrowings	819	865	(46)	(5.3)
Total interest expense	$29,440	$30,120	$(680)	(2.3)

The increase in interest expense on deposits was due primarily to a three basis point increase in the weighted average rate paid, to 1.16% for the current quarter, as well as a $74.7 million increase in the average balance of the portfolio. The increase in the weighted average rate paid was due primarily to increases in the average retail/business certificate of deposit portfolio rate and wholesale certificate of deposit portfolio rate, which increased five basis points and 19 basis points, respectively.

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy increased $372 thousand from the prior quarter due to a 10 basis point increase in the weighted average rate paid, to 2.30% for the current quarter. The increase in the weighted average rate paid was due mainly to a full quarter impact of advances that matured in the prior quarter being replaced at higher market rates. Interest expense on FHLB borrowings associated with the leverage strategy decreased $1.4 million from the prior quarter due to the leverage strategy not being in place during the current quarter.

Provision for Credit Losses
The Bank did not record a provision for credit losses during the current quarter or the prior quarter. Based on management's assessment of the allowance for credit losses ("ACL") formula analysis model and several other factors, it was determined that no provision for credit losses was necessary. Net loan recoveries were $61 thousand during the current quarter compared to $95 thousand in the prior quarter. At March 31, 2019, loans 30 to 89 days delinquent were 0.23% of total loans and loans 90 or more days delinquent or in foreclosure were 0.12% of total loans. At December 31, 2018, loans 30 to 89 days delinquent were 0.20% of total loans and loans 90 or more days delinquent or in foreclosure were 0.13% of total loans. See additional ACL discussion in the Supplemental Financial Information - Asset Quality section of this release.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,091	$3,352	$(261)	(7.8)%
Income from bank-owned life insurance ("BOLI")	587	635	(48)	(7.6)
Other non-interest income	1,323	1,437	(114)	(7.9)
Total non-interest income	$5,001	$5,424	$(423)	(7.8)

The decrease in deposit service fees was due mainly to a decrease in debit card and service charge income resulting from a reduction in transaction volume due to the seasonality of such activity, partially offset by lower interchange network charges in the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	March 31,	December 31,	Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$12,789	$12,962	$(173)	(1.3)%
Information technology and related expense	4,284	4,599	(315)	(6.8)
Occupancy, net	3,292	3,252	40	1.2
Regulatory and outside services	1,056	1,766	(710)	(40.2)
Advertising and promotional	1,390	760	630	82.9
Deposit and loan transaction costs	465	736	(271)	(36.8)
Office supplies and related expense	736	459	277	60.3
Federal insurance premium	659	528	131	24.8
Other non-interest expense	1,470	1,720	(250)	(14.5)
Total non-interest expense	$26,141	$26,782	$(641)	(2.4)

The decrease in information technology and related expense was due primarily to the prior quarter including accelerated depreciation related to the implementation of enhancements in the Bank's information technology infrastructure. The decrease in regulatory and outside services was due mainly to a decrease in audit fees. The increase in advertising and promotional was due primarily to the timing of advertising campaigns and sponsorships. The decrease in deposit and loan transaction costs was due mainly to a reduction in costs associated with the Bank's online banking services. The increase in office supplies and related expense was due mainly to the timing of such expenses. The decrease in other non-interest expense was due primarily to a decrease in other real estate owned ("OREO") operations expense.

The Company's efficiency ratio was 45.38% for the current quarter compared to 46.40% for the prior quarter. The improvement in the efficiency ratio was due primarily to lower non-interest expense in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $6.9 million for the current quarter, compared to $6.6 million for the prior quarter. The effective tax rate was 21.9% for the current quarter compared to 21.2% for the prior quarter. Management estimates the effective income tax rate for fiscal year 2019 will be approximately 22%.

Comparison of Operating Results for the Six Months Ended March 31, 2019 and 2018

The Company recognized net income of $48.9 million, or $0.36 per share, for the six month period ended March 31, 2019 compared to net income of $55.2 million, or $0.41 per share, for the six month period ended March 31, 2018. The decrease in net income was due primarily to the prior year six month period including the impact of the enactment of the Tax Cuts and Jobs Act (the "Tax Act") as discussed below, as well as an increase in non-interest expense. These changes were partially offset by an increase in net interest income due primarily to the higher yielding loans added in the CCB acquisition. The Tax Act reduced the federal corporate income tax rate from 35% to 21% effective January 1, 2018. In accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company revalued its deferred tax assets and liabilities in December 2017 to account for the lower corporate income tax rate. The revaluation reduced income tax expense by $7.5 million.

The net interest margin increased 45 basis points, from 1.85% for the prior year six month period to 2.30% for the current year six month period. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. The leverage strategy was suspended at certain times during the current year six month period due to the negative interest rate spreads between the related FHLB borrowings and cash held at the FRB of Kansas City making the transaction unprofitable. See additional discussion regarding the leverage strategy in the Financial Condition section below. Excluding the effects of the leverage strategy, the net interest margin would have increased 11 basis points, from 2.22% for the prior year six month period to 2.33% for the current year six month period. The increase in the net interest margin excluding the effects of the leverage strategy was due mainly to the addition of higher yielding commercial loans in the CCB acquisition.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased 58 basis points, from 3.02% for the prior year six month period to 3.60% for the current year six month period, while the average balance of interest-earning assets decreased $1.62 billion from the prior year six month period. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have increased 29 basis points, from 3.33% for the prior year six month period to 3.62% for the current year six month period, and the average balance of interest-earning assets would have increased $272.1 million. The following table presents the components of interest and dividend income for the time periods presented along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$142,429	$128,383	$14,046	10.9%
MBS	12,824	10,642	2,182	20.5
FHLB stock	3,802	6,296	(2,494)	(39.6)
Investment securities	2,946	2,088	858	41.1
Cash and cash equivalents	2,457	15,009	(12,552)	(83.6)
Total interest and dividend income	$164,458	$162,418	$2,040	1.3

The increase in interest income on loans receivable was due to a $347.4 million increase in the average balance of the portfolio, as well as a 20 basis point increase in the weighted average yield on the portfolio to 3.77% for the current year six month period. The increase in the average balance was due mainly to the acquisition of CCB. The increase in the weighted average yield was also due mainly to the addition of higher yielding loans associated with the CCB acquisition, as well as adjustable-rate loans repricing to higher market rates and the origination and purchase of new loans at higher market rates.

The increase in interest income on the MBS portfolio was due to a 33 basis point increase in the weighted average yield on the portfolio to 2.61% for the current year six month period, along with a $48.6 million increase in the average balance of the portfolio. The increase in the weighted average yield was due primarily to a decrease in the impact of net premium amortization, as well as adjustable-rate MBS repricing to higher market rates. Net premium amortization of $659 thousand during the current year six month period decreased the weighted average yield on the portfolio by 13 basis points. During the prior year six month period, $1.6 million of net premiums were amortized, which decreased the weighted average yield on the portfolio by 35 basis points.

The decrease in dividend income on FHLB stock was due to a decrease in the average balance of FHLB stock as a result of the leverage strategy not being in place as often during the current year six month period as compared to the prior year six month period. This was partially offset by a higher dividend rate on FHLB stock during the current year six month period.

The increase in interest income on the investment securities portfolio was due to a 75 basis point increase in the weighted average yield on the portfolio to 2.13%. The increase in the weighted average yield was primarily a result of replacing maturing securities at higher market rates.

The table above includes interest income on cash and cash equivalents associated and not associated with the leverage strategy. Interest income on cash and cash equivalents not related to the leverage strategy decreased $155 thousand from the prior year six month period due to a $98.9 million decrease in the average balance, partially offset by a 97 basis point increase in the weighted average yield which was related to cash balances held at the FRB of Kansas City. Interest income on cash associated with the leverage strategy decreased $12.4 million from the prior year six month period due to a $1.80 billion decrease in the average balance, as the leverage strategy was in place less often during the current year six month period.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased 17 basis points, from 1.32% for the prior year six month period to 1.49% for the current year six month period, while the average balance of interest-bearing liabilities decreased $1.58 billion from the prior year six month period. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased 19 basis points, from 1.29% for the prior year six month period to 1.48% for the current year six month period, and the average balance of interest-bearing liabilities would have increased $315.2 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$31,821	$24,441	$7,380	30.2%
FHLB borrowings	26,055	36,689	(10,634)	(29.0)
Other borrowings	1,684	2,025	(341)	(16.8)
Total interest expense	$59,560	$63,155	$(3,595)	(5.7)

The increase in interest expense on deposits was due primarily to a 22 basis point increase in the weighted average rate, to 1.15% for the current year six month period. The deposit accounts assumed in the CCB acquisition were at a lower average rate than our legacy deposit portfolio rate and our overall deposit portfolio rate, which partially offset the increase in the deposit portfolio rate in the current year six month period. The increase in the weighted average rate was due primarily to increases in the average retail/business certificate of deposit portfolio rate and wholesale certificate of deposit portfolio rate, which increased 28 basis points and 68 basis points, respectively.

The table above includes interest expense on FHLB borrowings associated and not associated with the leverage strategy. Interest expense on FHLB borrowings not related to the leverage strategy increased $2.5 million from the prior year six month period due to a 19 basis point increase in the weighted average rate paid on the portfolio, to 2.25% for the current year six month period, and a $33.5 million increase in the average balance of the portfolio. The increase in the weighted average rate paid was due primarily to certain maturing advances being replaced at higher effective interest rates. Interest expense on FHLB borrowings associated with the leverage strategy decreased $13.1 million from the prior year six month period due to the leverage strategy not being in place as often during the current year six month period.

The decrease in interest expense on other borrowings was due mainly to the maturity of a $100.0 million repurchase agreement during the prior fiscal year, which was not replaced with a new repurchase agreement.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$6,443	$7,635	$(1,192)	(15.6)%
Income from BOLI	1,222	810	412	50.9
Other non-interest income	2,760	2,346	414	17.6
Total non-interest income	$10,425	$10,791	$(366)	(3.4)

The decrease in deposit service fees was due mainly to a change in the presentation of interchange network charges related to the adoption of a new revenue recognition accounting standard during the current year six month period. Previously, interchange network charges were reported in deposit and loan expense. Upon adoption of the new revenue recognition accounting standard on October 1, 2018, interchange transaction fee income is reported net of interchange network charges, which totaled $1.7 million during the current year six month period and $1.5 million during the prior year six month period.

The increase in income from BOLI was due primarily to a one-time adjustment during the prior year six month period to the benchmark rate associated with one of the policies which reduced income from BOLI during that period, as well as to an increase in income related to policies acquired in the CCB acquisition.

The increase in other non-interest income was due mainly to revenues from the trust asset management operations acquired from CCB. Additionally, the prior year six month period included a loss on the sale of loans as management tested loan sale processes for liquidity purposes, and there were no loan sales in the current year six month period.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Six Months Ended
	March 31,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$25,751	$21,695	$4,056	18.7%
Information technology and related expense	8,883	6,953	1,930	27.8
Occupancy, net	6,544	5,604	940	16.8
Regulatory and outside services	2,822	2,291	531	23.2
Advertising and promotional	2,150	2,022	128	6.3
Deposit and loan transaction costs	1,201	2,720	(1,519)	(55.8)
Office supplies and related expense	1,195	884	311	35.2
Federal insurance premium	1,187	1,699	(512)	(30.1)
Other non-interest expense	3,190	1,766	1,424	80.6
Total non-interest expense	$52,923	$45,634	$7,289	16.0

The increase in salaries and employee benefits was due primarily to $3.2 million of expense related to former CCB employees during the current year six month period, as well as an increase due to salary adjustments. The increase in information technology and related expense was due mainly to an increase in software licensing, costs related to the integration of CCB operations, and accelerated depreciation related to the implementation of enhancements to the Bank's information technology infrastructure. The increase in occupancy, net was due primarily to expenses related to properties acquired in the CCB acquisition. The increase in regulatory and outside services was due mainly to an increase in consulting expenses as well as expenses related to the acquisition of CCB. The decrease in deposit and loan transaction costs was due mainly to the adoption of the new revenue recognition standard as discussed above. The decrease in federal insurance premium was due primarily to a decrease in average assets as a result of a reduction in the usage of the leverage strategy in the current year six month period. The increase in other non-interest expense was due primarily to amortization of deposit intangibles associated with the acquisition of CCB.

The Company's efficiency ratio was 45.89% for the current year six month period compared to 41.47% for the prior year six month period. The change in the efficiency ratio was due to higher non-interest expense in the current year six month period compared to the prior year six month period.

Income Tax Expense
Income tax expense was $13.5 million for the current year six month period compared to $9.3 million for the prior year six month period. The effective tax rate was 21.6% for the current year six month period compared to 14.4% for the prior year six month period. The increase in the effective tax rate compared to the prior year six month period was due mainly to the Tax Act being signed into law in December 2017. In accordance with GAAP, the Company revalued its deferred tax assets and liabilities in December 2017 to account for the lower corporate tax rate which reduced income tax expenses by $7.5 million.

Financial Condition as of March 31, 2019
The loans receivable portfolio, net, totaled $7.57 billion at March 31, 2019 compared to $7.51 billion at September 30, 2018. During the current year six month period, the Bank originated and refinanced $268.8 million of one- to four-family and consumer loans with a weighted average rate of 4.63% and purchased $88.9 million of one- to four-family loans from correspondent lenders with a weighted average rate of 4.32%. The Bank also originated $122.7 million of commercial loans with a weighted average rate of 4.94% and entered into commercial real estate loan participations totaling $72.6 million with a weighted average rate of 5.44%, of which $37.9 million had not yet been funded as of March 31, 2019.

The Bank is continuing to manage the size and mix of its loan portfolio, while managing liquidity levels as measured by the ratio of securities and cash to total assets, to a target level of approximately 15%.  The ratio of securities and cash to total assets was 15.7% at March 31, 2019. Management intends to continue to manage the size and mix of the loan portfolio by utilizing cash flows from the correspondent one- to four-family loan portfolio to fund commercial loan growth. Given the balance of total assets, it is unlikely that net loan growth will substantially increase in the current environment. Generally, over the past few years, cash flows from the securities portfolio have been used primarily to purchase loans and in part to pay down FHLB advances. By moving cash from lower yielding assets to higher yielding assets and repaying higher costing liabilities, we have been able to maintain our net interest margin.  In addition to the repayment of securities, the Bank has emphasized growth in the deposit portfolio in part to pay down term borrowings.

At times, the Bank has utilized a leverage strategy to increase earnings in fiscal year 2019. The leverage strategy during the current year six month period involved borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings were repaid prior to quarter end, or earlier if the strategy was suspended. The proceeds from the borrowings, net of the required FHLB stock holdings which yielded 7.3% during the current year six month period, were deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $14 thousand during the current year six month period, compared to $1.5 million during the prior year six month period. The decrease was due mainly to the strategy being suspended for the majority of the current year six month period due to the large negative interest rate spread making the strategy unprofitable. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will be reimplemented if it reaches a position that is profitable.

Stockholders' equity was $1.36 billion at March 31, 2019 compared to $1.39 billion at September 30, 2018. The $35.6 million decrease was due primarily to the payment of $77.1 million in cash dividends, partially offset by net income of $48.9 million. In the long run, management considers a 10% ratio of stockholders' equity to total assets at the Bank an appropriate level of capital. At March 31, 2019, this ratio was 12.8%. The cash dividends paid during the current year six month period totaled $0.56 per share and consisted of a $0.39 per share cash true-up dividend related to fiscal year 2018 earnings per the Company's dividend policy, and two regular quarterly cash dividends totaling $0.17 per share. On April 17, 2019, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.7 million, payable on May 17, 2019 to stockholders of record as of the close of business on May 3, 2019.

At March 31, 2019, Capitol Federal Financial, Inc., at the holding company level, had $102.7 million on deposit at the Bank. For fiscal year 2019, it is the intent of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

The Company has $70.0 million of common stock authorized under its stock repurchase plan. Shares may be repurchased from time to time based upon market conditions and available liquidity. There is no expiration for this repurchase plan and no shares have been repurchased under this repurchase plan.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	March 31,	September 30,	March 31,
	2019	2018	2018
	(Dollars in thousands)
Stockholders' equity	$1,355,983	$1,391,622	$1,364,740
Equity to total assets at end of period	14.2%	14.7%	15.0%

The following table presents a reconciliation of total to net shares outstanding as of March 31, 2019.

Total shares outstanding	141,279,239
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,601,308)
Net shares outstanding	137,677,931

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of March 31, 2019, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at March 31, 2019.

		Regulatory
		Requirement For
	Bank	Well-Capitalized
	Ratios	Status
Tier 1 leverage ratio	12.9%	5.0%
Common equity tier 1 capital ratio	24.7	6.5
Tier 1 capital ratio	24.7	8.0
Total capital ratio	24.8	10.0

The following table presents a reconciliation of the Bank's equity under GAAP to regulatory capital amounts as of March 31, 2019 (dollars in thousands):

Total Bank equity as reported under GAAP	$1,216,532
Accumulated Other Comprehensive Income ("AOCI")	5,416
Goodwill and other intangibles, net of deferred tax liabilities	(14,641)
Total tier 1 capital	1,207,307
ACL	8,619
Total capital	$1,215,926

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including the possibility that expected cost savings, synergies and other benefits from the acquisition of CCB might not be realized within the anticipated time frames or at all, and the possibility that costs or difficulties relating to integration matters might be greater than expected, changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	700 S Kansas Ave
Chief Financial Officer and Treasurer	Topeka, KS 66603
700 S Kansas Ave	(785) 270-6055
Topeka, KS 66603	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	March 31,	September 30,
	2019	2018
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $199,476 and $122,733)	$218,051	$139,055
Securities:
Available-for-sale ("AFS"), at estimated fair value (amortized cost of $741,975 and $718,564)	746,728	714,614
Held-to-maturity, at amortized cost (estimated fair value of $526,099 and $601,071)	527,460	612,318
Loans receivable, net (ACL of $8,619 and $8,463)	7,570,806	7,514,485
FHLB stock, at cost	102,631	99,726
Premises and equipment, net	96,492	96,005
Income taxes receivable, net	—	2,177
Other assets	272,383	271,167
TOTAL ASSETS	$9,534,551	$9,449,547

LIABILITIES:
Deposits	$5,701,111	$5,603,354
FHLB borrowings	2,239,985	2,174,981
Other borrowings	100,000	110,052
Advance payments by borrowers for taxes and insurance	48,301	65,264
Income taxes payable, net	115	—
Deferred income tax liabilities, net	17,375	21,253
Accounts payable and accrued expenses	71,681	83,021
Total liabilities	8,178,568	8,057,925

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 141,279,239 and 141,225,516
shares issued and outstanding as of March 31, 2019 and September 30, 2018, respectively	1,413	1,412
Additional paid-in capital	1,208,665	1,207,644
Unearned compensation, ESOP	(35,517)	(36,343)
Retained earnings	186,838	214,569
AOCI, net of tax	(5,416)	4,340
Total stockholders' equity	1,355,983	1,391,622
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,534,551	$9,449,547

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2019	2018
INTEREST AND DIVIDEND INCOME:
Loans receivable	$71,657	$70,772	$142,429	$128,383
MBS	6,301	6,523	12,824	10,642
FHLB stock	1,831	1,971	3,802	6,296
Investment securities	1,505	1,441	2,946	2,088
Cash and cash equivalents	743	1,714	2,457	15,009
Total interest and dividend income	82,037	82,421	164,458	162,418

INTEREST EXPENSE:
Deposits	16,096	15,725	31,821	24,441
FHLB borrowings	12,525	13,530	26,055	36,689
Other borrowings	819	865	1,684	2,025
Total interest expense	29,440	30,120	59,560	63,155

NET INTEREST INCOME	52,597	52,301	104,898	99,263

PROVISION FOR CREDIT LOSSES	—	—	—	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	52,597	52,301	104,898	99,263

NON-INTEREST INCOME:
Deposit service fees	3,091	3,352	6,443	7,635
Income from BOLI	587	635	1,222	810
Other non-interest income	1,323	1,437	2,760	2,346
Total non-interest income	5,001	5,424	10,425	10,791

NON-INTEREST EXPENSE:
Salaries and employee benefits	12,789	12,962	25,751	21,695
Information technology and related expense	4,284	4,599	8,883	6,953
Occupancy, net	3,292	3,252	6,544	5,604
Regulatory and outside services	1,056	1,766	2,822	2,291
Advertising and promotional	1,390	760	2,150	2,022
Deposit and loan transaction costs	465	736	1,201	2,720
Office supplies and related expense	736	459	1,195	884
Federal insurance premium	659	528	1,187	1,699
Other non-interest expense	1,470	1,720	3,190	1,766
Total non-interest expense	26,141	26,782	52,923	45,634
INCOME BEFORE INCOME TAX EXPENSE	31,457	30,943	62,400	64,420
INCOME TAX EXPENSE	6,903	6,560	13,463	9,254
NET INCOME	$24,554	$24,383	$48,937	$55,166

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended		For the Six Months Ended
	March 31,	December 31,	March 31,
	2019	2018	2019	2018
	(Dollars in thousands, except per share amounts)
Net income	$24,554	$24,383	$48,937	$55,166
Income allocated to participating securities	(10)	(9)	(19)	(23)
Net income available to common stockholders	$24,544	$24,374	$48,918	$55,143

Average common shares outstanding	137,593,062	137,550,471	137,571,533	134,379,424
Average committed ESOP shares outstanding	41,758	449	20,876	20,876
Total basic average common shares outstanding	137,634,820	137,550,920	137,592,409	134,400,300

Effect of dilutive stock options	55,897	41,459	48,717	70,959

Total diluted average common shares outstanding	137,690,717	137,592,379	137,641,126	134,471,259

Net earnings per share:
Basic	$0.18	$0.18	$0.36	$0.41
Diluted	$0.18	$0.18	$0.36	$0.41

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	494,395	550,021	529,261	527,642

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	March 31, 2019			December 31, 2018			September 30, 2018
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,922,565	3.78%	51.9%	$3,955,975	3.77%	52.6%	$3,965,692	3.74%	52.8%
Correspondent purchased	2,470,619	3.63	32.7	2,491,692	3.61	33.2	2,505,987	3.59	33.4
Bulk purchased	272,575	2.77	3.6	279,719	2.67	3.7	293,607	2.60	3.9
Construction	33,525	4.38	0.4	33,443	4.08	0.4	33,149	4.03	0.4
Total	6,699,284	3.68	88.6	6,760,829	3.67	89.9	6,798,435	3.64	90.5
Commercial:
Commercial real estate	547,202	4.48	7.2	463,317	4.36	6.2	426,243	4.33	5.7
Commercial and industrial	73,852	5.25	1.0	61,221	5.19	0.8	62,869	5.00	0.9
Construction	108,649	4.76	1.4	93,244	4.74	1.2	80,498	4.59	1.1
Total	729,703	4.60	9.6	617,782	4.50	8.2	569,610	4.44	7.7
Consumer loans:
Home equity	125,176	6.38	1.7	129,795	6.20	1.8	129,588	5.97	1.7
Other	9,913	4.52	0.1	10,481	4.51	0.1	10,012	4.59	0.1
Total	135,089	6.24	1.8	140,276	6.07	1.9	139,600	5.87	1.8
Total loans receivable	7,564,076	3.82	100.0%	7,518,887	3.78	100.0%	7,507,645	3.74	100.0%

Less:
ACL	8,619			8,558			8,463
Discounts/unearned loan fees	32,582			33,139			33,933
Premiums/deferred costs	(47,931)			(48,590)			(49,236)
Total loans receivable, net	$7,570,806			$7,525,780			$7,514,485

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances and loans that were sold are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal.

	For the Three Months Ended
	March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,518,887	3.78%	$7,507,645	3.74%	$7,226,169	3.66%	$7,187,742	3.63%
Originated and refinanced:
Fixed	78,678	4.58	116,032	4.59	117,904	4.44	143,059	4.21
Adjustable	123,006	4.80	73,711	4.98	56,996	4.55	54,385	4.42
Purchased and participations:
Fixed	35,387	5.46	72,140	4.60	80,138	4.40	78,650	4.04
Adjustable	11,331	4.01	42,651	4.88	20,105	3.92	30,017	3.49
Loans added in CCB acquisition, net	—	—	—	—	299,659	4.77	—	—
Change in undisbursed loan funds	30,500		(25,315)		(8,104)		19,808
Repayments	(233,625)		(267,469)		(284,927)		(286,923)
Principal recoveries (charge-offs), net	61		95		119		(46)
Other	(149)		(603)		(414)		(523)
Ending balance	$7,564,076	3.82	$7,518,887	3.78	$7,507,645	3.74	$7,226,169	3.66

	For the Six Months Ended
	March 31, 2019		March 31, 2018
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,507,645	3.74%	$7,182,751	3.61%
Originated and refinanced:
Fixed	194,710	4.58	186,927	3.74
Adjustable	196,717	4.87	74,114	4.27
Purchased and participations:
Fixed	107,527	4.88	205,720	3.80
Adjustable	53,982	4.70	112,751	3.76
Change in undisbursed loan funds	5,185		(42,708)
Repayments	(501,094)		(530,774)
Principal recoveries (charge-offs), net	156		(8)
Other	(752)		(1,031)
Ending balance	$7,564,076	3.82	$7,187,742	3.63

The following table presents loan origination, refinance, and purchase activity for the periods indicated, excluding endorsement activity, along with associated weighted average rates and percent of total. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. Loan originations, purchases, and refinances are reported together. The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years. The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination, and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2019			March 31, 2019
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$13,873	4.25%	5.5%	$36,928	4.21%	6.7%
> 15 years	66,993	4.45	27.0	173,127	4.53	31.3
One- to four-family construction	11,801	4.56	4.8	28,279	4.53	5.1
Commercial:
Commercial real estate	15,027	7.23	6.0	22,829	6.40	4.1
Commercial and industrial	3,956	5.29	1.6	6,358	5.31	1.2
Commercial construction	—	—	—	29,919	4.78	5.4
Home equity	1,189	5.83	0.5	2,383	6.16	0.4
Other	1,226	4.67	0.5	2,414	4.68	0.5
Total fixed-rate	114,065	4.85	45.9	302,237	4.69	54.7

Adjustable-rate:
One- to four-family:
<= 36 months	2,459	3.83	1.0	7,687	3.76	1.4
> 36 months	30,068	4.03	12.1	63,147	4.03	11.4
One- to four-family construction	3,467	3.87	1.4	11,712	4.23	2.1
Commercial:
Commercial real estate	72,879	4.69	29.3	93,583	4.79	16.9
Commercial and industrial	11,615	5.35	4.7	13,950	5.46	2.5
Commercial construction	—	—	—	28,650	5.35	5.2
Home equity	13,450	6.42	5.4	30,876	6.36	5.6
Other	399	3.50	0.2	1,094	3.15	0.2
Total adjustable-rate	134,337	4.73	54.1	250,699	4.83	45.3

Total originated, refinanced and purchased	$248,402	4.79	100.0%	$552,936	4.75	100.0%

Purchased and participation loans included above:
Fixed-rate:
Correspondent - one- to four-family	$24,611	4.35		$63,550	4.46
Participations - commercial	10,776	8.00		43,977	5.49
Total fixed-rate purchased/participations	35,387	5.46		107,527	4.88

Adjustable-rate:
Correspondent - one- to four-family	11,331	4.01		25,332	3.97
Participations - commercial	—	—		28,650	5.35
Total adjustable-rate purchased/participations	11,331	4.01		53,982	4.70

Total purchased/participation loans	$46,718	5.11		$161,509	4.82

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in March 2019, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	March 31, 2019					December 31, 2018					September 30, 2018
		% of	Credit		Average		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,922,565	58.8%	768	62%	$138	$3,955,975	58.8%	767	62%	$139	$3,965,692	58.6%	767	62%	$138
Correspondent purchased	2,470,619	37.1	764	66	375	2,491,692	37.0	764	66	377	2,505,987	37.1	764	67	378
Bulk purchased	272,575	4.1	761	61	303	279,719	4.2	758	62	304	293,607	4.3	758	62	304
	$6,665,759	100.0%	766	64	186	$6,727,386	100.0%	765	64	186	$6,765,286	100.0%	765	64	186

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter and current year six month period, $9.5 million and $24.9 million, respectively, were refinanced from other lenders.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2019			March 31, 2019
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$83,101	77%	755	$209,426	77%	755
Refinanced by Bank customers	9,618	67	749	22,572	67	746
Correspondent purchased	35,942	74	761	88,882	74	762
	$128,661	76	756	$320,880	75	756

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the six month period ended March 31, 2019.

	For the Three Months Ended			For the Six Months Ended
	March 31, 2019			March 31, 2019
State	Amount	% of Total	Rate	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$81,867	63.6%	4.34%	$203,627	63.4%	4.39%
Missouri	17,106	13.3	4.34	49,314	15.4	4.40
Texas	21,913	17.0	4.14	39,434	12.3	4.18
Other states	7,775	6.1	4.44	28,505	8.9	4.38
	$128,661	100.0%	4.31	$320,880	100.0%	4.37

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of March 31, 2019, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$6,346	$27,123	$15,135	$48,604	4.07%
Correspondent	805	45,730	5,475	52,010	4.51
	$7,151	$72,853	$20,610	$100,614	4.30

Rate	3.86%	4.48%	3.81%

Commercial Loans: During the current year six month period, the Bank originated $122.7 million of commercial loans and entered into commercial real estate loan participations totaling $72.6 million, which included $58.6 million of commercial real estate construction loans. The majority of the $58.6 million of commercial real estate construction loans had not yet been funded as of March 31, 2019. During the current year six month period, the Bank funded $62.1 million of commercial real estate construction participation loans.

The following table presents the Bank's commercial real estate loans and loan commitments by industry classification, as defined by the North American Industry Classification System, as of March 31, 2019. Based on the terms of the construction loans as of March 31, 2019, of the $156.8 million of undisbursed amounts in the table, which does not include outstanding commitments, $40.4 million is projected to be disbursed by June 30, 2019, and an additional $80.9 million is projected to be disbursed by March 31, 2020. It is possible that not all of the funds will be disbursed due to the nature of the funding of construction projects. Included in the gross loan amounts in the table, which does not include outstanding commitments, are fixed-rate loans totaling $439.0 million at a weighted average rate of 4.37% and adjustable-rate loans totaling $373.6 million at a weighted average rate of 4.91%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due primarily to the majority of the fixed-rate loans in the portfolio at March 31, 2019 having shorter terms to maturity.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Health care and social assistance	$194,571	$54,405	$248,976	$—	$248,976	30.4%
Real estate rental and leasing	144,881	43,160	188,041	40	188,081	23.0
Accommodation and food services	158,439	27,006	185,445	—	185,445	22.7
Multi-family	41,538	28,848	70,386	184	70,570	8.6
Retail trade	38,872	2,092	40,964	5,900	46,864	5.7
Arts, entertainment, and recreation	35,568	—	35,568	—	35,568	4.3
Other	41,982	1,257	43,239	—	43,239	5.3
	$655,851	$156,768	$812,619	$6,124	$818,743	100.0%

Weighted average rate	4.53%	5.01%	4.62%	5.13%	4.63%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of March 31, 2019.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Kansas	$251,540	$18,188	$269,728	$164	$269,892	33.0%
Missouri	184,615	52,014	236,629	60	236,689	28.9
Texas	148,354	56,981	205,335	5,900	211,235	25.8
Nebraska	22,295	11,604	33,899	—	33,899	4.1
Kentucky	9,167	16,392	25,559	—	25,559	3.1
Colorado	9,046	—	9,046	—	9,046	1.1
Other	30,834	1,589	32,423	—	32,423	4.0
	$655,851	$156,768	$812,619	$6,124	$818,743	100.0%

The following table presents the Bank's commercial and industrial loans and loan commitments by business purpose, as of March 31, 2019.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Working capital	$46,768	$17,001	$63,769	$7,819	$71,588	70.5%
Equipment	17,409	931	18,340	895	19,235	18.9
Small Business Administration	4,187	353	4,540	—	4,540	4.5
Auto lease	3,589	309	3,898	—	3,898	3.8
Other	1,899	399	2,298	—	2,298	2.3
	$73,852	$18,993	$92,845	$8,714	$101,559	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of March 31, 2019.

Amount
(Dollars in thousands)
Greater than $30 million	$186,298
>$15 to $30 million	242,096
>$10 to $15 million	59,429
>$5 to $10 million	94,324
$1 to $5 million	188,600
Less than $1 million	149,555
$920,302

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at March 31, 2019, approximately 67% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of one- to four-family loans were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	79	$8,694	118	$9,765	129	$10,647	104	$7,639	106	$8,476
Correspondent purchased	13	4,133	10	1,969	18	3,803	6	1,757	5	744
Bulk purchased	13	2,722	15	2,780	15	3,502	16	3,773	17	4,182
Commercial	13	1,361	2	64	6	322	1	40	—	—
Consumer	37	481	42	744	38	533	30	363	24	356
	155	$17,391	187	$15,322	206	$18,807	157	$13,572	152	$13,758
30 to 89 days delinquent loans
to total loans receivable, net		0.23%		0.20%		0.25%		0.19%		0.19%

	Non-Performing Loans and OREO at:
	March 31, 2019		December 31, 2018		September 30, 2018		June 30, 2018		March 31, 2018
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	67	$5,172	69	$5,301	67	$5,040	64	$5,043	67	$6,434
Correspondent purchased	3	918	5	1,093	1	449	4	863	4	1,151
Bulk purchased	10	2,782	10	3,137	11	3,045	8	2,597	12	3,325
Commercial	—	—	—	—	—	—	—	—	—	—
Consumer	27	567	28	513	30	569	27	425	28	428
	107	9,439	112	10,044	109	9,103	103	8,928	111	11,338

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.12%		0.13%		0.12%		0.12%		0.16%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	18	$1,761	17	$1,584	19	$1,482	24	$2,469	27	$2,961
Correspondent purchased	—	—	1	298	2	396	1	95	—	—
Bulk purchased	—	—	—	—	—	—	1	340	1	342
Commercial	2	1,712	2	1,776	—	—	—	—	—	—
Consumer	3	14	3	13	2	9	4	68	3	55
	23	3,487	23	3,671	23	1,887	30	2,972	31	3,358
Total non-performing loans	130	12,926	135	13,715	132	10,990	133	11,900	142	14,696

Non-performing loans as a percentage of total loans		0.17%		0.18%		0.15%		0.16%		0.20%

OREO:
One- to four-family:
Originated(2)	5	$549	4	$588	8	$843	4	$208	2	$232
Bulk purchased	1	322	1	322	1	454	2	689	1	454
Commercial	1	600	1	600	1	600	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	—	—
	7	1,471	6	1,510	10	1,897	6	897	3	686
Total non-performing assets	137	$14,397	141	$15,225	142	$12,887	139	$12,797	145	$15,382

Non-performing assets as a percentage of total assets		0.15%		0.16%		0.14%		0.14%		0.17%

(1)	Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements even if the loans are current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
	(Dollars in thousands)
Balance at beginning of period	$8,558	$8,463	$8,344	$8,390	$8,370
Charge-offs:
One- to four-family	(10)	(46)	(14)	(51)	(196)
Commercial	—	—	—	—	—
Consumer	(2)	(10)	—	(3)	(4)
Total charge-offs	(12)	(56)	(14)	(54)	(200)
Recoveries:
One- to four-family	19	92	123	4	213
Commercial	25	2	—	—	—
Consumer	29	57	10	4	7
Total recoveries	73	151	133	8	220
Net recoveries (charge-offs)	61	95	119	(46)	20
Provision for credit losses	—	—	—	—	—
Balance at end of period	$8,619	$8,558	$8,463	$8,344	$8,390

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	(0.41)	(0.68)	(0.93)	0.33	(0.13)
ACL to non-performing loans at end of period	66.68	62.40	77.01	70.12	57.09
ACL to loans receivable, net at end of period	0.11	0.11	0.11	0.12	0.12
ACL to net charge-offs (annualized)	N/M(1)	N/M(1)	N/M(1)	45.3x	N/M(1)

	For the Six Months Ended
	March 31,
	2019	2018
	(Dollars in thousands)
Balance at beginning of period	$8,463	$8,398
Charge-offs:
One- to four-family	(56)	(199)
Commercial	—	—
Consumer	(12)	(35)
Total charge-offs	(68)	(234)
Recoveries:
One- to four-family	111	213
Commercial	27	—
Consumer	86	13
Total recoveries	224	226
Net recoveries (charge-offs)	156	(8)
Provision for credit losses	—	—
Balance at end of period	$8,619	$8,390

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	(1.14)	0.04
ACL to net charge-offs (annualized)	N/M(1)	560.5x

(1)	This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

The distribution of our ACL at the dates indicated is summarized below.  Each quarter, we prepare a formula analysis model which segregates the loan portfolio into categories based on certain risk characteristics.   Historical loss factors and qualitative factors are applied to each loan category in the formula analysis model.  The factors are reviewed by management quarterly to assess whether the factors adequately cover probable and estimable losses inherent in the loan portfolio.  The historical loss factors and qualitative factors continue to improve for our one-to four-family portfolio.  To the extent the commercial loan portfolio continues to grow and the inherent loss factors remain relatively constant, the related ACL amounts are expected to increase as well.  In addition to the formula analysis model, management considers several other internal and external data elements when evaluating the overall adequacy of the ACL.  Management considers the overall ACL to be adequate for the loan portfolio at March 31, 2019.

	At
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
	(Dollars in thousands)
One- to four-family:
Originated	$2,157	$2,740	$2,933	$3,008	$3,134
Correspondent purchased	1,392	1,748	1,861	1,923	2,034
Bulk purchased	802	836	925	1,000	1,000
Construction	16	21	20	21	22
Total	4,367	5,345	5,739	5,952	6,190
Commercial:
Commercial real estate	2,783	2,056	1,801	1,784	1,778
Commercial and industrial	224	55	21	—	—
Construction	1,081	923	734	446	260
Total	4,088	3,034	2,556	2,230	2,038
Consumer	164	179	168	162	162
Total	$8,619	$8,558	$8,463	$8,344	$8,390

Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, replaces the current incurred loss impairment methodology in GAAP. The new impairment methodology requires an entity to measure, at each reporting date, the expected credit losses of financial assets not measured at fair value, such as loans and loan commitments, over their contractual lives. This ASU is effective for the Company on October 1, 2020. The Company is working with a third-party vendor solution to implement the new impairment methodology. While we are currently unable to reasonably estimate the impact of adopting this ASU, we expect the impact of adoption will be influenced by the composition of our loan and securities portfolios as well as the economic conditions and forecasts at the time of adoption.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 76% of our securities portfolio at March 31, 2019. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	March 31, 2019			December 31, 2018			September 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$671,771	2.47%	3.2	$685,636	2.44%	3.1	$732,095	2.43%	3.0
U.S. government-sponsored enterprise debentures	268,375	2.44	1.0	243,550	2.20	1.8	268,525	2.09	2.3
Municipal bonds	21,155	1.61	1.3	22,845	1.57	1.6	24,574	1.56	1.8
Total fixed-rate securities	961,301	2.44	2.6	952,031	2.35	2.8	1,025,194	2.32	2.8

Adjustable-rate securities:
MBS	308,134	3.12	4.9	284,584	3.07	4.9	305,688	2.89	4.5
Total securities portfolio	$1,269,435	2.61	3.1	$1,236,615	2.52	3.3	$1,330,882	2.45	3.2

MBS: The following table summarizes the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	March 31, 2019			December 31, 2018			September 30, 2018			June 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$972,543	2.62%	3.6	$1,036,990	2.57%	3.4	$958,269	2.46%	3.7	$982,405	2.39%	3.8
Maturities and repayments	(62,702)			(67,214)			(77,985)			(69,843)
Net amortization of (premiums)/discounts	(310)			(349)			(624)			(702)
Purchases:
Fixed	28,921	2.89	5.1	—	—	—	74,178	3.11	3.7	24,348	2.90	3.7
Adjustable	43,776	2.69	4.3	—	—	—	—	—	—	23,544	2.35	3.0
Securities added in CCB acquisition, net	—	—	—	—	—	—	85,741	3.13	2.5	—	—	—
Change in valuation on AFS securities	3,066			3,116			(2,589)			(1,483)
Ending balance - carrying value	$985,294	2.67	3.7	$972,543	2.62	3.6	$1,036,990	2.57	3.4	$958,269	2.46	3.7

	For the Six Months Ended
	March 31, 2019			March 31, 2018
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,036,990	2.57%	3.4	$942,447	2.28%	3.5
Maturities and repayments	(129,916)			(129,636)
Net amortization of (premiums)/discounts	(659)			(1,642)
Purchases:
Fixed	28,921	2.89	5.1	103,345	2.80	4.5
Adjustable	43,776	2.69	4.3	70,484	2.44	4.6
Change in valuation on AFS securities	6,182			(2,593)
Ending balance - carrying value	$985,294	2.67	3.7	$982,405	2.39	3.8

Investment Securities: The following table summarizes the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	March 31, 2019			December 31, 2018			September 30, 2018			June 30, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$264,782	2.14%	1.8	$289,942	2.05%	2.2	$261,614	1.95%	2.2	$293,113	1.61%	1.5
Maturities, calls and sales	(76,635)			(26,665)			(2,010)			(71,700)
Net amortization of (premiums)/discounts	(39)			(39)			(48)			(43)
Purchases:
Fixed	99,809	2.67	0.7	—	—	—	24,996	3.01	3.0	40,564	3.02	2.1
Securities added in CCB acquisition, net	—	—	—	—	—	—	5,855	2.12	1.0	—	—	—
Change in valuation on AFS securities	977			1,544			(465)			(320)
Ending balance - carrying value	$288,894	2.38	1.0	$264,782	2.14	1.8	$289,942	2.05	2.2	$261,614	1.95	2.2

	For the Six Months Ended
	March 31, 2019			March 31, 2018
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$289,942	2.05%	2.2	$301,122	1.33%	1.5
Maturities, calls and sales	(103,300)			(56,128)
Net amortization of (premiums)/discounts	(78)			(91)
Purchases:
Fixed	99,809	2.67	0.7	50,000	2.63	1.0
Change in valuation on AFS securities	2,521			(1,790)
Ending balance - carrying value	$288,894	2.38	1.0	$293,113	1.61	1.5

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented. Total deposits increased $143.2 million, or 2.6%, during the current quarter. The deposit growth during the current quarter was primarily in retail/business certificates of deposit, due mainly to the President's Day certificate of deposit campaign in February, along with increases in interest-bearing checking and money market accounts.

	March 31, 2019			December 31, 2018			September 30, 2018
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$361,126	—%	6.3%	$348,867	—%	6.3%	$336,454	—%	6.0%
Interest-bearing checking	768,856	0.08	13.5	729,712	0.07	13.1	724,066	0.08	12.9
Savings	361,204	0.06	6.3	350,089	0.06	6.3	352,896	0.07	6.3
Money market	1,287,753	0.72	22.6	1,256,302	0.72	22.6	1,252,881	0.47	22.4
Retail/business certificates of deposit	2,522,044	1.93	44.3	2,479,614	1.86	44.6	2,529,368	1.79	45.1
Public unit certificates of deposit	400,128	2.22	7.0	393,280	2.07	7.1	407,689	1.89	7.3
	$5,701,111	1.19	100.0%	$5,557,864	1.15	100.0%	$5,603,354	1.06	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, as of March 31, 2019.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$87,392	$2,760	$1,782	$14	$91,948	0.71%
1.00 – 1.99%	839,010	453,054	256,789	112,435	1,661,288	1.72
2.00 – 2.99%	446,257	227,832	119,053	375,555	1,168,697	2.43
3.00 – 3.99%	—	—	—	239	239	3.00
	$1,372,659	$683,646	$377,624	$488,243	$2,922,172	1.97

Percent of total	47.0%	23.4%	12.9%	16.7%
Weighted average rate	1.83	1.97	2.04	2.34
Weighted average maturity (in years)	0.5	1.4	2.5	3.6	1.5
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.6

Borrowings

The following table presents the maturity of term borrowings (including FHLB advances, at par, and repurchase agreements), along with associated weighted average contractual and effective rates as of March 31, 2019.

	FHLB Advances Amount		Repurchase
Maturity by		Interest rate	Agreements	Contractual	Effective
Fiscal Year	Fixed-rate	swaps(1)	Amount	Rate	Rate(2)
	(Dollars in thousands)
2019	$200,000	$375,000	$—	2.25	2.29
2020	350,000	265,000	100,000	2.32	2.25
2021	550,000	—	—	2.27	2.27
2022	200,000	—	—	2.23	2.23
2023	100,000	—	—	1.82	1.82
2024	100,000	—	—	3.39	3.39
	$1,500,000	$640,000	$100,000	2.31	2.29

(1)
Represents 12-month adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $640.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed each year until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 4.9 years at March 31, 2019.

(2)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

As of March 31, 2019, the Bank had $100.0 million outstanding on its FHLB line of credit which was not related to the leverage strategy. The average rate paid on FHLB line of credit borrowings during the current year six month period was 2.55%.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/business and public unit amounts, and term borrowings for the next four quarters as of March 31, 2019.

	Retail/Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
June 30, 2019	$237,478	1.36%	$152,706	2.13%	$200,000	2.11%	$590,184	1.81%
September 30, 2019	277,646	1.71	82,022	2.00	375,000	2.38	734,668	2.09
December 31, 2019	321,600	1.91	59,450	2.23	350,000	2.40	731,050	2.17
March 31, 2020	211,991	1.84	29,766	2.71	65,000	2.57	306,757	2.08
	$1,048,715	1.72	$323,944	2.17	$990,000	2.35	$2,362,659	2.04

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	March 31, 2019			December 31, 2018			September 30, 2018			June 30, 2018
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,181,186	2.31%	3.0	$2,185,052	2.17%	2.9	$2,175,000	2.10%	2.7	$2,175,000	2.09%	2.4
Maturities:
FHLB advances	—	—		(300,000)	1.73		(275,000)	2.17		(100,000)	2.82
CCB acquisition - junior subordinated debentures assumed (redeemed)	(6,186)	10.60	11.5	(3,866)	5.82	13.5	10,052	8.75	12.7	—	—	—
New FHLB borrowings:
Fixed-rate	—	—	—	100,000	3.39	5.0	—	—	—	—	—	—
Interest rate swaps(1)	65,000	2.57	5.0	200,000	2.46	3.5	275,000	2.53	5.6	100,000	2.92	10.0
Ending balance	$2,240,000	2.29	2.8	$2,181,186	2.31	3.0	$2,185,052	2.17	2.9	$2,175,000	2.10	2.7

	For the Six Months Ended
	March 31, 2019			March 31, 2018
		Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,185,052	2.17%	2.9	$2,375,000	2.16%	2.7
Maturities:
FHLB advances	(300,000)	1.73		(100,000)	2.53
Repurchase agreements	—	—		(100,000)	3.35
CCB acquisition - junior subordinated debentures assumed (redeemed)	(10,052)	8.76	12.3	—	—	—
New FHLB borrowings:
Fixed-rate	100,000	3.39	5.0	—	—	—
Interest rate swaps(1)	265,000	2.49	3.9	—	—	—
Ending balance	$2,240,000	2.29	2.8	$2,175,000	2.09	2.4

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At March 31, 2019, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $433.5 million, or 4.54% of total assets, compared to $100.6 million, or 1.08% of total assets, at December 31, 2018. The increase in the one-year gap amount was due primarily to an expected increase in cash flows from mortgage-related assets compared to December 31, 2018 as a result of lower interest rates. As interest rates fall, borrowers have more economic incentive to refinance their mortgages and agency debt issuers have more economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates, resulting in higher projected cash flows on these assets.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of March 31, 2019, the Bank's one-year gap is projected to be $(271.1) million, or (2.84)% of total assets. This compares to a one-year gap of $(419.2) million, or (4.51)% of total assets, if interest rates were to have increased 200 basis points as of December 31, 2018. The decrease in the gap compared to no change in rates is due to lower anticipated cash flows in the higher rate environment.

During the current quarter, loan repayments totaled $233.6 million and cash flows from the securities portfolio totaled $139.3 million. The majority of these cash flows were reinvested into new loans and securities at current market interest rates. Total cash flows from fixed-rate liabilities that matured and repriced into current market interest rates during the current quarter were $293.8 million. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

Other strategies include managing the Bank's wholesale assets and liabilities. The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of March 31, 2019 was 1.5 years. However, including the impact of interest rate swaps related to $640.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of March 31, 2019 was 2.8 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Security purchases over the past few years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested as interest rates rise into higher-yielding assets.

In addition to the wholesale strategies, the Bank has sought to increase non-maturity deposits and long-term certificates of deposit. Non-maturity deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances.

Over the last few years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. Since December 2015, when short-term interest rates began to rise, the Bank's portfolio of retail/business certificates of deposit with terms of four years or longer has increased approximately 25%, while the Bank's portfolio of retail/business certificates of deposit with terms of one year to four years has decreased approximately 15%. Long-term certificates of deposit reduce the amount of liabilities repricing as interest rates rise in a given time period.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of March 31, 2019. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$288,894	2.38%	0.8	22.7%	3.2%
MBS - fixed	674,696	2.47	3.2	52.9	7.4
MBS - adjustable	310,598	3.12	2.7	24.4	3.4
Total securities	1,274,188	2.61	2.5	100.0%	14.0
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,087,536	3.16	3.8	14.4%	11.9
> 15 years	4,475,937	3.89	6.1	59.2	48.9
Fixed-rate commercial	398,455	4.61	6.2	5.3	4.4
All other fixed-rate loans	49,927	5.38	3.2	0.6	0.4
Total fixed-rate loans	6,011,855	3.82	5.6	79.5	65.6
Adjustable-rate one- to four-family:
<= 36 months	238,789	2.37	3.1	3.1	2.6
> 36 months	863,497	3.40	2.4	11.4	9.4
Adjustable-rate commercial	331,248	5.20	6.4	4.4	3.6
All other adjustable-rate loans	118,687	6.16	1.5	1.6	1.3
Total adjustable-rate loans	1,552,221	3.84	3.3	20.5	16.9
Total loans receivable	7,564,076	3.82	5.2	100.0%	82.5
FHLB stock	102,631	7.47	1.5		1.1
Cash and cash equivalents	218,051	2.39	—		2.4
Total interest-earning assets	$9,158,946	3.66	4.6		100.0%

Non-maturity deposits	$2,778,939	0.36	13.6	48.8%	34.6%
Retail/business certificates of deposit	2,522,044	1.93	1.6	44.2	31.4
Public unit certificates of deposit	400,128	2.22	0.6	7.0	5.0
Total deposits	5,701,111	1.19	7.4	100.0%	71.0
Term borrowings	2,240,000	2.29	2.8	95.7%	27.8
FHLB line of credit	100,000	2.64	—	4.3	1.2
Total borrowings	2,340,000	2.31	2.6	100.0%	29.0
Total interest-bearing liabilities	$8,041,111	1.51	6.0		100.0%

Average Balance Sheets

The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at March 31, 2019, as well as selected performance ratios and other information as of the dates and for the periods shown. The leverage strategy was not in place at March 31, 2019, so the yields/rates presented at March 31, 2019 in the table below do not reflect this strategy. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	At	For the Six Months Ended
	March 31,	March 31, 2019			March 31, 2018
	2019	Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	3.66%	$6,770,175	$122,309	3.61%	$6,787,491	$119,006	3.51%
Commercial loans	4.88	634,229	15,787	4.92	282,730	5,973	4.18
Consumer loans	6.30	138,369	4,333	6.28	125,182	3,404	5.45
Total loans receivable(1)	3.82	7,542,773	142,429	3.77	7,195,403	128,383	3.57
MBS(2)	2.67	984,033	12,824	2.61	935,442	10,642	2.28
Investment securities(2)(3)	2.38	277,292	2,946	2.13	302,669	2,088	1.38
FHLB stock	7.47	104,023	3,802	7.33	192,469	6,296	6.56
Cash and cash equivalents(4)	2.39	215,660	2,457	2.25	2,118,019	15,009	1.40
Total interest-earning assets(1)(2)	3.66	9,123,781	164,458	3.60	10,744,002	162,418	3.02
Other non-interest-earning assets		368,864			307,596
Total assets		$9,492,645			$11,051,598

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	0.06	$1,063,346	294	0.06	$856,773	153	0.04
Savings	0.06	357,243	113	0.06	354,457	569	0.32
Money market	0.72	1,260,999	4,441	0.71	1,192,571	1,897	0.32
Retail/business certificates	1.93	2,495,475	22,947	1.84	2,431,173	18,954	1.56
Wholesale certificates	2.22	392,693	4,026	2.06	415,907	2,868	1.38
Total deposits	1.19	5,569,756	31,821	1.15	5,250,881	24,441	0.93
FHLB borrowings(5)	2.30	2,304,818	26,055	2.26	4,163,650	36,689	1.75
Other borrowings	2.53	107,087	1,684	3.11	144,242	2,025	2.78
Total borrowings	2.31	2,411,905	27,739	2.29	4,307,892	38,714	1.79
Total interest-bearing liabilities	1.51	7,981,661	59,560	1.49	9,558,773	63,155	1.32
Other non-interest-bearing liabilities		142,060			130,219
Stockholders' equity		1,368,924			1,362,606
Total liabilities and stockholders' equity		$9,492,645			$11,051,598

Net interest income(6)			$104,898			$99,263
Net interest rate spread(7)(8)	2.15			2.11			1.70
Net interest-earning assets		$1,142,120			$1,185,229
Net interest margin(8)(9)				2.30			1.85
Ratio of interest-earning assets to interest-bearing liabilities				1.14x			1.12x

Selected performance ratios:
Return on average assets (annualized)(8)				1.03%			1.00%
Return on average equity (annualized)(8)				7.15			8.10
Average equity to average assets				14.42			12.33
Operating expense ratio(10)				1.12			0.83
Efficiency ratio(8)(11)				45.89			41.47
Pre-tax yield on leverage strategy(12)				0.03			0.19

	For the Three Months Ended
	March 31, 2019			December 31, 2018
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,746,611	$61,325	3.64%	$6,793,226	$60,983	3.59%
Commercial loans	680,110	8,186	4.80	589,346	7,602	5.05
Consumer loans	137,342	2,146	6.33	139,373	2,187	6.23
Total loans receivable(1)	7,564,063	71,657	3.79	7,521,945	70,772	3.75
MBS(2)	959,897	6,301	2.63	1,007,645	6,523	2.59
Investment securities(2)(3)	272,218	1,505	2.21	282,256	1,441	2.04
FHLB stock	99,725	1,831	7.45	108,227	1,971	7.23
Cash and cash equivalents(4)	124,444	743	2.39	304,893	1,714	2.20
Total interest-earning assets(1)(2)	9,020,347	82,037	3.64	9,224,966	82,421	3.56
Other non-interest-earning assets	370,396			367,755
Total assets	$9,390,743			$9,592,721

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,076,504	149	0.06	$1,050,474	144	0.05
Savings	358,733	56	0.06	349,406	57	0.06
Money market	1,275,504	2,269	0.72	1,246,809	2,172	0.69
Retail/business certificates	2,491,814	11,492	1.87	2,499,056	11,455	1.82
Wholesale certificates	401,722	2,130	2.15	383,860	1,897	1.96
Total deposits	5,604,277	16,096	1.16	5,529,605	15,725	1.13
FHLB borrowings(5)	2,203,872	12,525	2.30	2,403,568	13,530	2.22
Other borrowings	104,399	819	3.14	109,716	865	3.08
Total borrowings	2,308,271	13,344	2.33	2,513,284	14,395	2.26
Total interest-bearing liabilities	7,912,548	29,440	1.51	8,042,889	30,120	1.48
Other non-interest-bearing liabilities	123,280			167,205
Stockholders' equity	1,354,915			1,382,627
Total liabilities and stockholders' equity	$9,390,743			$9,592,721

Net interest income(6)		$52,597			$52,301
Net interest rate spread(7)(8)			2.13			2.08
Net interest-earning assets	$1,107,799			$1,182,077
Net interest margin(8)(9)			2.33			2.27
Ratio of interest-earning assets
to interest-bearing liabilities			1.14x			1.15x

Selected performance ratios:
Return on average assets (annualized)(8)			1.05%			1.02%
Return on average equity (annualized)(8)			7.25			7.05
Average equity to average assets			14.43			14.41
Operating expense ratio(10)			1.11			1.12
Efficiency ratio(8)(11)			45.38			46.40
Pre-tax yield on leverage strategy(12)			—			0.03

(1)	Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	AFS securities are adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $22.8 million and $26.1 million for the six months ended March 31, 2019 and 2018, respectively, and $22.0 million and $23.5 million for the quarters ended March 31, 2019 and December 31, 2018, respectively.

(4)
The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $110.2 million and $1.91 billion for the six months ended March 31, 2019 and 2018, respectively. There were no cash and cash equivalents related to the leverage strategy during the quarter ended March 31, 2019. The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $218.0 million for the quarter ended December 31, 2018.

(5)
Included in this line, for the six months ended March 31, 2019 and 2018, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $115.4 million and $2.01 billion, respectively, and interest paid of $1.4 million and $14.5 million, respectively, at a rate of 2.36% and 1.43%, respectively, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $2.19 billion and $2.16 billion, respectively, and interest paid of $24.7 million and $22.2 million, respectively, at a rate of 2.25% and 2.06%, respectively. There were no FHLB borrowings related to the leverage strategy during the quarter ended March 31, 2019. Included in this line, for the quarter ended December 31, 2018, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $228.3 million and interest paid of $1.4 million, at a rate of 2.36%, and FHLB borrowings not related to the leverage strategy with an average outstanding balance of $2.18 billion and interest paid of $12.2 million, at a rate of 2.20%. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The tables below provide a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Six Months Ended
	March 31, 2019			March 31, 2018
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	1.03%	(0.01)%	1.04%	1.00%	(0.19)%	1.19%
Return on average equity (annualized)	7.15	—	7.15	8.10	0.22	7.88
Net interest margin	2.30	(0.03)	2.33	1.85	(0.37)	2.22
Net interest rate spread	2.11	(0.03)	2.14	1.70	(0.34)	2.04
Efficiency Ratio	45.89	—	45.89	41.47	(0.52)	41.99

	For the Three Months Ended
	March 31, 2019			December 31, 2018
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	1.05%	—%	1.05%	1.02%	(0.02)%	1.04%
Return on average equity (annualized)	7.25	—	7.25	7.05	—	7.05
Net interest margin	2.33	—	2.33	2.27	(0.05)	2.32
Net interest rate spread	2.13	—	2.13	2.08	(0.05)	2.13
Efficiency Ratio	45.38	—	45.38	46.40	0.01	46.39

(9)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.